Exhibit 99.1

DATE:	CONTACT:
May 14, 2009	Courtney Degener, Investor Relations Manager
213.271.1603

CADIZ SIGNS “GREEN COMPACT” WITH NATURAL HERITAGE INSTITUTE
Broad-based Agreement on Land Preservation, Clean Energy, and Restoration of Aquatic Ecosystems

LOS ANGELES – Today Cadiz Inc. (NASDAQ:CDZI) and the Natural Heritage Institute (NHI) announced a wide-ranging “Green Compact” designed to ensure the sustainable management of the largest privately owned portion of the Mojave Desert. Founded in 1989, NHI is a leading global environmental organization dedicated to restoring and protecting water-dependent ecosystems.

Under a Memorandum of Understanding (MOU) between Cadiz and NHI, the company will pursue a series of model environmental initiatives, including the permanent preservation of its lands, dedication of a portion for solar power development, stringent plans for groundwater management and habitat conservation, and the creation of a water bank that will be used in part to restore one or more endangered aquatic ecosystems in California and the Colorado River basin.

“This agreement reflects our clear vision for Cadiz’s future as a green company,” said Cadiz General Counsel Scott Slater. “We are in the business of sustainable resource management, and we believe our growth must occur in partnership with the environment.”

“We see the Green Compact as a potential model for how the private sector and the environmental community can work together to achieve environmental betterment,” said NHI President Greg Thomas. “This agreement will potentially yield a variety of significant environmental benefits, from wild land preservation to clean energy to the restoration of threatened water systems. Our mutual goal is not just to avoid environmental harm but to actually provide a net environmental improvement.”

To ensure that the Compact’s Stewardship Principles are followed, the MOU assigns NHI the role of auditing Cadiz’s performance. NHI will also have a consultative role in developing a set of land-management standards applicable to the design, planning, construction, and operation of Cadiz projects. Provisions include:

Ö	The Sustainability Pledge. Cadiz agrees to manage its property holistically, providing due regard for the long-term sustainability of the land and its natural resources.

Ö	Solar Energy Commitment. Cadiz will make up to 20,000 acres of land available and provide a reliable water supply for the development of photovoltaic and solar thermal technologies.

Ö	Species Protection Plan. Cadiz will institute a habitat conservation plan and/or natural community conservation plan developed and approved under the federal and state Endangered Species Acts.

Ö	Permanent Conservation of Lands. Cadiz will arrange for the irrevocable dedication of land surface conservation easements on a project-by-project basis on a ratio to be determined.

Ö	Groundwater Bank. Cadiz will seek to develop a groundwater banking operation for irrigation, solar, municipal water supply, environmental restoration, and other beneficial uses.

Ö
Groundwater Management Principles. Cadiz will promote the optimal, long-term, and sustainable use of its water resources and manage the groundwater supply in a manner that will not result in environmental harm. Through its water bank, the company will promote restoration of unrelated aquatic ecosystems currently impaired by water development.

Ö
Independent Resource Evaluation Study. Cadiz will complete a study of available water resources including precipitation, aquifer recharge, total quantities of groundwater in storage, and the safe quantity of dewatered storage that may be made available for a conjunctive use project without harming the underlying aquifer system or ecosystems that depend upon it.

Ö
Local Priority of Water Use. The highest priority of water use will be given to reasonable and beneficial uses on the overlying property, including but not limited to agriculture, domestic, environmental or solar power uses.

Ö	Audits. NHI will evaluate, audit, and report on the development and management of the property and the adherence to the stewardship principles.

Over the years, NHI has sought to ensure that major water projects – both infrastructure and transfers – incorporate “a net environmental restoration component.” The group’s path-breaking work includes working with diverse partners to improve the environmental performance of major irrigation, hydropower and flood control systems in California, the United States and globally. NHI has played a leading role in designing plans to operate groundwater banks in conjunction with surface storage projects, which can simultaneously increase water supply, restore more natural flow patterns in developed rivers, reduce flood risks, and buffer the anticipated effects of climate change. NHI is a non-profit, non-governmental environmental conservation organization. Its role in this partnership is purely advisory, and is subject to attracting the necessary funding to support its efforts. It has no financial stake in any of the development projects proposed by Cadiz.

Founded in 1983, Cadiz is a publicly held renewable resources company that owns 70 square miles of property with significant groundwater resources in eastern San Bernardino County, California. The company is engaged in a combination of organic farming, solar energy, and water supply projects.

Further information about Cadiz and NHI can be obtained by visiting www.cadizinc.com and www.n-h-i.org.
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